Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-291024

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated December 2, 2025)

XCF Global, Inc.

Up to 187,180,141 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated December 2, 2025, (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-291024). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock is listed on The Nasdaq Stock Market under the symbol “SAFX.” On May 5, 2026, the last reported sale price of our common stock was $0.46 per share. You are urged to obtain current market data and should not use the market price as of May 5, 2026, as a prediction of the future market price of our common stock.

We are an “emerging growth company” and a “smaller reporting company,” as those terms are defined under the federal securities laws, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company and Smaller Reporting Company” in the Prospectus.

Investing in our securities involves significant risk. You should carefully read and consider the information referred to under “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements with the SEC. We urge you to read the entire prospectus, any such amendments or supplements, any free writing prospectuses we may file with the SEC, and any documents incorporated by reference into this prospectus or any prospectus supplement carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 6, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2026

XCF GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42687	33-4582264
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 City West Blvd Suite 150-138 Houston, TX (Address of principal executive offices)	77042 (Zip Code)

(346) 630-4724

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SAFX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2026, New Rise Renewables Reno, LLC (“New Rise Reno”), a subsidiary of XCF Global, Inc. (“XCF” or the “Company”), and Twain GL XXVIII, LLC (“Twain”) entered into a Forbearance Agreement (the “2026 Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until January 1, 2027, subject to certain conditions and exceptions provided in the 2026 Twain Forbearance Agreement. In consideration of Twain’s forbearance, XCF agreed to issue 4,000,000 shares of XCF Common Stock (the “2026 Landlord Shares”) to Twain and agreed to use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the 2026 Landlord Shares for resale. The net proceeds of any sale of the 2026 Landlord Shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

The foregoing description of the 2026 Twain Forbearance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the2026 Twain Forbearance Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 is incorporated by reference into this Item 3.02. The issuance of the 2026 Landlord Shares to Twain were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Item 8.01	Other Events.

On May 1, 2026, the Company issued a press release regarding the 2026 Twain Forbearance Agreement. On May 4, 2025, the Company also issued a press release providing a corporate and operational update for the first quarter of 2026. Copies of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	2026 Twain Forbearance Agreement, dated as of April 29, 2026, by and between New Rise Reno and Twain.
99.1	Press Release dated May 1, 2026.
99.2	Press Release dated May 4, 2026.
104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2026	XCF GLOBAL, INC.

	By:	/s/ Christopher Cooper
	Name:	Christopher Cooper
	Title:	Chief Executive Officer

Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of this 27th day of April, 2026 (the “Effective Date”), by and among NEW RISE RENEWABLES RENO, LLC, a Delaware limited liability company (“Tenant” or “New Rise”) and TWAIN GL XXVIII, LLC, a Missouri limited liability company (“Landlord”). For purposes of this Agreement, Tenant, XCF and Landlord are sometimes referred to herein collectively as the “Parties” and individually as a “Party;” provided, however, that XCF will be considered a “Party” only for purposes of Section 3 and matters related directly thereto. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Lease Documents (as defined below).

I. RECITALS AND STIPULATIONS

A. Tenant and Landlord are parties to a certain GROUND LEASE, dated March 29, 2022 (as amended, modified, supplemented, restated or replaced from time to time, the “Lease”);

B. In connection with the Lease, the Tenant and Landlord executed between themselves and/or with third parties certain agreements which include a Completion and Rent Payment Guaranty (as amended, modified, supplemented, restated or replaced from time to time, the “Guaranty”), and a Pledge and Security Agreement (as amended, modified, supplemented, restated or replaced from time to time, the “Pledge”, and together with the Lease and the Guaranty, are collectively herein the “Lease Documents”); and

C. Tenant has requested that Landlord forbear from exercising any of its rights and remedies under the Lease Documents and applicable law in respect of certain claimed Events of Default under the Lease Documents, and Landlord has agreed to so forbear upon the terms and subject to the conditions set forth in this Agreement.

D. Landlord understands that XCF Global Capital, Inc., which acquired all of the membership interests of New Rise, is party to that certain Business Combination Agreement between Focus Impact BH3 Acquisition Company, Focus Impact BH3 Newco, Inc. (“NewCo”), Focus Impact BH3 Merger Sub I, LLC, Focus Impact BH3 Merger Sub II, Inc. and XCF Global Capital, Inc. (as amended, the “Business Combination Agreement”), and that at the closing of the transactions contemplated by the Business Combination Agreement, XCF Global Capital, Inc. was merged into NewCo, NewCo changed its name to XCF Global, Inc., XCF is continuing the business operations of XCF Global Capital, Inc. and the shares of Class A Common Stock of XCF are listed on Nasdaq.

NOW, THEREFORE, in consideration of the recitals and stipulations set forth above and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, XCF and Landlord hereby agree as follows:

CONFIDENTIAL FORBEARANCE AGREEMENT	PAGE 1

II. AGREEMENT

1. General Acknowledgment. The Parties acknowledge and agree to the following:

(a) The Parties hereby acknowledge the accuracy of the representations set forth in the Recitals and Stipulations of this Agreement;

(b) Neither this Agreement nor any other agreement executed in connection herewith pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to be an admission of default or to be a cure of any Event of Default which may exist under the Lease Documents;

(c) Neither this Agreement nor any other agreement executed in connection herewith pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to be a waiver by Landlord of any Event of Default under the Lease Documents or to be a waiver by Tenant to any defense or of any Party’s rights or remedies in connection therewith or with respect hereto, evidencing the Parties’ intention that the Parties’ mutual obligations, rights and remedies under the Lease Documents shall remain in full force and effect other than as expressly set forth herein.

2. Consent; Forbearance. Landlord agrees that, until the expiration or earlier termination of the Forbearance Period (as defined below), the Landlord will forbear from exercising its rights and remedies under the Lease Documents and/or applicable law with respect to any alleged defaults or alleged Events of Defaults arising before or after the Effective Date, provided that the Tenant complies with all terms and conditions contained in this Agreement. Landlord’s obligation to so forbear will commence on the Effective Date and will terminate on the first to occur of (i) January 1, 2027, (ii) Greater Nevada Credit Union instituting foreclosure proceedings against any property covered by the Lease or owned by Tenant, or (iii) any breach or default by Tenant of the terms of this Agreement (including, without limitation, any of the conditions to forbearance set forth in Section 3 of this Agreement failing to be timely satisfied) (such period of forbearance being the “Forbearance Period”). Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree that the Forbearance Period shall not apply to any actions taken by Landlord pursuant to that certain Collateral Assignment dated as of March 30, 2022.

3. Conditions to Forbearance. As a material inducement for the Landlord to enter this Agreement and to forbear from enforcing its rights under the Lease Documents during the Forbearance Period on the terms set forth in this Agreement, and as an express condition of such forbearance, the Parties agree as follows:

(a) No later than the end of each month, Tenant shall make a payment to Landlord of the greater of i) $150,000 and ii) 40% of the Free Cash Flow (defined below) generated from the operations of New Rise from the prior calendar month (ie. on a 1-month lag, referred to as the “Cash Flow Sweep”). Such Cash Flow Sweep shall continue during the Forbearance Period for so as long as Tenant is in arrears of its contractual lease payments to Landlord.

FORBEARANCE AGREEMENT	PAGE 2

(b) No later than one business day following the Effective Date, XCF shall issue to the Landlord 4,000,000 shares of its Class A Common Stock (the “Landlord Shares”), and will use its reasonable best efforts to file a registration statement on appropriate form with the Securities and Exchange Commission (the “SEC”) to register for resale such Landlord Shares (or, if permitted under SEC rules and any other agreement XCF has to register its securities for resale by other XCF equity holders, include such Landlord Shares in such registration statement) and cause the SEC to declare such registration statement effective within a reasonable period of time following such filing; it being understood and agreed by the Landlord that such Landlord Shares will be “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) and until the above-referenced registration statement has been declared effective, such Landlord Shares will not be able to be resold or transferred unless an exemption from the registration requirement of the Securities Act is available to Landlord for any such resale or transfer.

(c) Following receipt of the Landlord Shares, to the extent Landlord sells Landlord Shares in public or private transactions, Landlord covenants and agrees (i) to inform New Rise of such sales, including the date of each sale and the net proceeds of each sale; and (ii) that the net proceeds of the sales of any Landlord Shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by Tenant to Landlord pursuant to the Lease Documents.

(d) In the event that the aggregate net proceeds received by the Landlord from the sale of the Landlord Shares exceeds the aggregate amount of principal, interest, penalties and repurchase premium owed by Tenant to Landlord pursuant to the Lease Documents, the Landlord shall immediately transfer to XCF any Landlord Shares remaining in its possession at that time, and upon such transfer Landlord will have no further rights in and to such Landlord Shares.

(e) In connection with such transfer, the Landlord grants XCF a limited power of attorney solely for the purpose of effectuating the foregoing transfer of Landlord Shares to Landlord, and agrees to take any and all action reasonably requested by XCF or XCF’s transfer agent necessary to effectuate such transfer.

(f) The Parties hereby waive any notice and/or cure periods set forth in the Lease Documents solely with respect to the Forbearance Period.

(g) For the purposes of the Tenant payment referenced in this agreement, Free Cash Flow shall be defined as i) all cash revenues and inflows received in a calendar month in respect of product production and sales from the New Rise Reno facility less ii) all cash expenditures and outflows incurred in a calendar month in connection with the operation, maintenance and management of the New Rise Reno facility, excluding any payments to Landlord or in respect of the GNCU indebtedness.

4. Representations and Warranties.

(a) Organization. Tenant is a limited liability company organized, existing and in good standing under the laws of the State of Delaware. Landlord is a limited liability company organized, validly existing, and in good standing under the laws of the State of Missouri.

FORBEARANCE AGREEMENT	PAGE 3

(b) Authority. Tenant and Landlord have full company power and authority to execute, deliver, and perform this Agreement and have taken all company action required by law and their governing documents to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of the Parties enforceable against each Party in accordance with its terms.

5. Remedies in Event of Default. Immediately upon the occurrence of a default herein which remains uncured past any applicable cure period, and notwithstanding anything to the contrary set forth herein, the Forbearance Period shall immediately terminate and be of no further force and effect and Landlord shall have all the rights and remedies set forth in the Lease Documents, subject to Landlord’s obligations and restrictions under the Lease Documents.

6. Incorporation of Other Documents. The Lease Documents and all other agreements, documents and writings between or among Tenant and Landlord are expressly reaffirmed and incorporated herein by this reference and shall remain in full force and effect and continue to govern and control the relationship between the Parties hereto except to the extent they are inconsistent with, amended or superseded by this Agreement. To the extent of any inconsistency, amendment or superseding provision, this Agreement shall govern and control.

7. Notice. All notices, requests, and demands to or upon the respective Parties hereto shall be given in accordance with the Lease Documents.

8. Successors and Assigns. This Agreement shall be binding in all respects on, and shall inure to the benefit of, the Parties and their respective administrators, representatives, successors, and assigns.

9. Integration Clause. This Agreement, and any agreements, documents and instruments executed and delivered pursuant hereto or in connection herewith, or incorporated herein by reference, contains the entire agreement of the Parties hereto and no Party shall be bound by anything not expressed in writing.

10. Amendment of Agreement. This Agreement may be amended only by written agreement signed by each of the Parties, and a breach of this Agreement may be waived only by written waiver signed by the Party granting the waiver. The waiver of any breach of this Agreement shall not operate or be construed as a waiver of any similar or prior or subsequent breach of this Agreement.

11. Adequate Consideration. The Parties expressly acknowledge and agree that the consideration given in connection with this Agreement constitutes adequate consideration for all agreements and obligations under this Agreement.

12. Governing Law and Venue. The Agreement and any rights, remedies, or obligations provided for in this Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of laws. Should any disputes arise under this Agreement, the Parties agree that the exclusive venue for such disputes shall be in Nevada state or federal court.

FORBEARANCE AGREEMENT	PAGE 4

13. Attorney Fees. The Parties shall bear their own attorney fees, expenses, and costs in connection with this Agreement. Notwithstanding the foregoing, if any Party sues to enforce any provision of this Agreement, the prevailing Party shall be entitled to all damages, fees, expenses, and costs (including reasonable and necessary attorney fees) incurred in the enforcement of its rights hereunder.

14. Review by Counsel. It is expressly understood and agreed by each of the Parties that they have each carefully reviewed this Agreement, that they had the opportunity to seek legal advice with respect to this Agreement, and that they have relied wholly upon their own judgment and knowledge or advice of their own counsel in executing this Agreement.

15. Partial Invalidity. In the event any portion of this Agreement is deemed unenforceable, void, voidable, or of no force and effect, no other portion will be thereby affected, and the remainder of this Agreement will continue in full force and effect.

16. No Construction Against the Parties. Each of the Parties hereto acknowledges that such Party has read the Agreement, and the Agreement accurately expresses the entire agreement regarding the matters set forth herein. This Agreement shall not be strictly construed against any Party hereto.

17. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18. Further Actions. All Parties agree they will each execute such other and further instruments and documents or take such other steps as may become necessary to carry out the terms and provisions of this Agreement.

19. Paragraph Headings and Recitals. The paragraph headings utilized in this Agreement are for purposes of convenience and reference only, and shall not be used to construe, modify, alter or supplement the language following such headings; provided, however, that the Recitals shall be deemed to be a part of this Agreement and the Parties agree to the accuracy thereof.

20. Two or More Counterparts. This Agreement may be executed simultaneously or in two or more counterparts and said counterparts together shall constitute one and the same instrument. Signatures received by facsimile, Portable Document Format (“PDF”), e-mail, Docusign, or photocopy shall have the same force and effect as original signatures.

21. Jury Trial Waiver. The Parties knowingly, voluntarily and intentionally waive the right they may have to a trial by jury in respect to any litigation based hereon, or arising out of, under or in connection with this Agreement, any document contemplated to be executed, or any underlying matter, course of dealing, statement (whether verbal or written) or action of the Parties.

22. Tax Consequences. This Agreement is enforceable regardless of its tax consequences. The Parties make no representations regarding the tax consequences of the Agreement.

FORBEARANCE AGREEMENT	PAGE 5

IN WITNESS WHEREOF, the Parties have read and understand the terms of this Agreement, agree to be bound by all its provisions, and have executed this Agreement on the date shown by their signatures below.

TENANT:

NEW RISE RENEWABLES RENO, LLC,
a Delaware limited liability company

By:	/s/ Chris Cooper
Name:	Chirs Cooper
Dated:	4/29/26

LANDLORD:

TWAIN GL XXVIII, LLC,
a Missouri limited liability company

By:	/s/ Nick Theodore
Name:	Nick Theodore, Vice President
Dated:	4/29/26

FORBEARANCE AGREEMENT	PAGE 6

Exhibit 99.1

XCF Global Continues New Rise Reno Planned Upgrade and Secures Forbearance Agreement Related to New Rise Renewables Reno Ground Lease

Agreement continues through January 1, 2027, subject to specified conditions, supporting New Rise’s planned upgrade path and operational progress.

Houston, TX — May 1, 2026 — XCF Global, Inc. (“XCF”) (Nasdaq: SAFX) an emerging player in lowering emissions and strengthening domestic renewable energy resilience of the aviation industry through Sustainable Aviation Fuel (“SAF”), today announced that New Rise Renewables Reno, LLC (“New Rise”), a subsidiary of XCF, has entered into a forbearance agreement dated April 27, 2026 (the “Agreement”) with Twain GL XXVIII, LLC (the “Landlord”) in connection with the ground lease for New Rise’s Reno, Nevada facility.

New Rise Reno was commissioned in February 2025 and has produced SAF, renewable diesel, and renewable naphtha. Since the start of commercial operations in March 2025, the facility has produced more than 2.5 million gallons of renewable fuels. New Rise Reno is in the final stages of its planned upgrade, intended to strengthen long-term operability and repeatability. Current workstreams are focused on improving operating stability and equipment readiness, reinforcing quality systems required for certified fuel, and strengthening start-up and operating procedures. XCF is targeting a return to operations in June, subject to completion of upgrade activities and standard start-up procedures.

Under the Agreement, the Landlord agreed to forbear from exercising certain rights and remedies under the applicable lease documents with respect to certain alleged events of default through January 1, 2027, subject to New Rise’s compliance with the terms and conditions of the Agreement including the required payments therein. For more information, please see the form of agreement filed today on Form 8-k.

About XCF Global, Inc.

XCF Global, Inc. (“XCF”) is an emerging sustainable aviation fuel company dedicated to accelerating the aviation industry’s transition to net-zero emissions. Our flagship facility, New Rise Renewables Reno, has a permitted nameplate production capacity of 38 million gallons per year, positioning XCF as an early mover among large-scale SAF producers in North America. XCF is working to advance a pipeline of potential expansion opportunities in Nevada, North Carolina, and Florida, and to build partnerships across the energy and transportation sectors to scale SAF globally. XCF is listed on the Nasdaq Capital Market and trades under the ticker, SAFX.

To learn more, visit www.xcf.global

Contacts

XCF Global: Corporate Comms

media@xcf.global

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including statements regarding the expected return to operations of New Rise’s Reno, Nevada facility and the expected duration of the forbearance agreement with Twain GL XXVIII, LLC. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “aim,” “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” “objective,” “goal,” “designed,” or the negatives of these words or other similar terms or expressions that concern XCF’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, expectations, and assumptions that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements.

We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Forward-looking statements are based on current expectations, estimates, assumptions and projections and involve known and unknown risks and uncertainties that may cause actual results, developments or outcomes to differ materially from those expressed or implied by such statements. Important factors that could cause actual results, developments or outcomes to differ materially include, among others: (1) changes in domestic and foreign business, market, financial, political, and legal conditions; (2) unexpected increases in XCF Global’s expenses, including manufacturing and operating expenses and interest expenses, as a result of potential inflationary pressures, changes in interest rates and other factors; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any agreements with regard to XCF Global’s business combination agreement with DevvStream Corp. and Southern Energy Renewables Inc. (the “Business Combination”) and/or its offtake arrangements; (4) the outcome of any legal proceedings that may be instituted against the parties to the Business Combination or others; (5) XCF Global’s ability to regain compliance with Nasdaq’s continued listing standards and thereafter continue to meet Nasdaq’s continued listing standards; (6) XCF Global’s ability to integrate the operations of New Rise and implement its business plan on its anticipated timeline; (7) XCF Global’s ability to raise financing to fund its operations and business plan and the terms of any such financing; (8) the New Rise Reno production facility’s ability to produce the anticipated quantities of SAF without interruption or material changes to the SAF production process; (9) the New Rise Reno production facility’s ability to produce renewable diesel in commercial quantities without interruption during the ongoing SAF ramp-up process; (10) XCF Global’s ability to resolve current disputes between its New Rise subsidiary and its landlord with respect to the ground lease for the New Rise Reno facility; (11) XCF Global’s ability to resolve current disputes between its New Rise subsidiary and its primary lender with respect to loans outstanding that were used in the development of the New Rise Reno facility; (12) payment of fees, expenses and other costs related to the completion of the Business Combination and the New Rise acquisitions; (13) the risk of disruption to the current plans and operations of XCF Global as a result of the consummation of the Business Combination; (14) XCF Global’s ability to recognize the anticipated benefits of the Business Combination and the New Rise acquisitions, which may be affected by, among other things, competition, the ability of XCF Global to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (15) changes in applicable laws or regulations; (16) risks related to extensive regulation, compliance obligations and rigorous enforcement by federal, state, and non-U.S. governmental authorities; (17) the possibility that XCF Global may be adversely affected by other economic, business, and/or competitive factors; (18) the availability of tax credits and other federal, state or local government support; (19) risks relating to XCF Global’s and New Rise’s key intellectual property rights, including the possible infringement of their intellectual property rights by third parties; (20) the risk that XCF Global’s reporting and compliance obligations as a publicly-traded company divert management resources from business operations; (21) LOIs and MOUs may not advance to definitive agreements or commercial deployment; (22) the effects of increased costs associated with operating as a public company; and (23) various factors beyond management’s control, including general economic conditions and other risks, uncertainties and factors set forth in XCF Global’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Form 10-K, filed with the SEC on March 31, 2026, this Press Release and other filings XCF Global made or will make with the SEC in the future. If any of the risks actually occur, either alone or in combination with other events or circumstances, or XCF Global’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that XCF Global does not presently know or that it currently believes are not material that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect XCF Global’s expectations, plans or forecasts of future events and views as of the date of this Press Release. These forward-looking statements should not be relied upon as representing XCF Global’s assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements. While XCF Global may elect to update these forward-looking statements at some point in the future, XCF Global specifically disclaims any obligation to do so.

Any forward-looking statements speak only as of the date of this press release. XCF undertakes no obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this press release nor the continued availability of this press release in archive form on XCF’s website at www.xcf.global/investor-relations should be deemed to constitute an update or re-affirmation of these statements as of any future date.

Exhibit 99.2

XCF Global Provides First Quarter 2026 Corporate and Operational Update Establishes 2027 Targets of $110-$120M Net Revenue and 40-43M Gallons of Renewable Fuel Production at New Rise Reno

Operational and corporate updates highlight leadership actions, a signed definitive business combination agreement (subject to closing conditions), and continued progress toward sustained SAF production. XCF also emphasizes the role of domestic jet fuel alternatives in supporting energy resilience and national security, and its modular, repeatable build-out and licensing model designed to deploy SAF production facilities globally.

Key Developments This Period

●	Strengthened leadership with renewable fuels executive Chris Cooper, former President of one of the world’s largest producers of renewable fuels, where he led the launch of its SAF commercial efforts in the Americas; appointed Harvey Schnitzer as Interim Chief Financial Officer, a CPA and veteran Chief Financial Officer/Chief Operational Officer with more than three decades of experience leading growth, integrations, and turnarounds.
●	Initiated the planned upgrade program to support efficient, repeatable, sustained operations at New Rise Reno, leveraging technical input from Axens and on-site engineering oversight team from an experienced third -party consulting firm to strengthen operational readiness, procedures, and start-up execution, targeting June 2026 for operational restart at New Rise Reno.
●	Signed a binding offtake agreement with BGN INTL for SAF production, leveraging XCF’s production platform and BGN’s global distribution network.
●	Advanced strategic initiatives, including licensing arrangements and strategic partnership agreements to support international expansion in Australia and New Zealand, with partners including Continual Renewables Ventures and Axens for production technology.
●	Signed business combination agreement with Southern Energy Renewable and Devvstream creating a diversified commercial platform spanning current and next generation technologies for renewable fuel production as well as environmental asset monetization across aviation, petrochemical, marine and other sectors.
●	Filed XCF’s first Annual Report on Form 10-K, providing comprehensive annual disclosures and marking an important milestone in XCF’s public-company reporting, targeting filing 1Q26 10Q by mid-May 2026.
●	XCF is targeting the following financial and operational results for the full year ending December 31, 2027: gross product sales[1] of $775 - 825 million, net revenue of $110 -120 million, EBITDA[1] of $65 - 70 million, and renewable fuel production of approximately 40 - 43 million gallons.[2]

HOUSTON, TX / ACCESS Newswire / May 4, 2026 / XCF Global, Inc. (“XCF” or the “Company”) (Nasdaq:SAFX), an emerging player in the decarbonizing of the aviation industry through Sustainable Aviation Fuel (“SAF”), today provided the following corporate and operational update, including progress toward sustained operations at its flagship facility, New Rise Renewables Reno (“New Rise Reno”), and developments across leadership, strategic initiatives, and public-company reporting. XCF believes its U.S.-based production strategy supports aviation decarbonization while also advancing domestic fuel supply resilience.

Leadership Update

XCF strengthened the Company’s leadership under renewable fuels executive Chris Cooper, former President of Neste who previously led Neste (North America), one of the world’s largest producers of renewable fuels. In that role, he launched and scaled SAF commercialization efforts in the Americas. Mr. Cooper also served as Head of Renewables Trading at BGN. Earlier in his career, he held senior leadership roles at Phillips 66 and Chevron. In April 2026, XCF appointed Harvey Schnitzer as Interim Chief Financial Officer. Mr. Schnitzer is a seasoned financial and operational executive with more than three decades of experience as a Chief Financial Officer, Chief Operational Officer, and board member, including leading companies through growth, integration, restructuring, and strategic transformation. He is a Certified Public Accountant.

Strategic Initiatives and Transactions

BGN Agreement - XCF Global has entered a binding term sheet with BGN INT US LLC to pursue a renewable fuel tolling framework initially expected to apply to XCF’s New Rise Renewables Reno facility, with potential expansion to future facilities. The parties intend to evaluate collaboration on production, marketing, logistics, and offtake of sustainable aviation fuel (SAF), renewable diesel, and renewable naphtha, leveraging XCF’s production platform and BGN’s global trading and distribution network. The proposed framework also contemplates broader regional expansion, including Europe and the Middle East, subject to customary due diligence and definitive agreements.

Australia Licensing - XCF continues to progress work to develop New Rise Australia with Continual Renewables Ventures under the modular SAF licensing framework, including completing initial front-end engineering scoping, confirming a reference plant design based on the New Rise Reno facility, and advancing early planning for a proposed first project in Perth. The parties are progressing development pathways for additional facilities to support a broader national rollout of SAF and renewable fuels capacity in Australia.

Axens - Separately, XCF executed a commercial collaboration agreement with Axens North America for Vegan® technology under a licensing-oriented framework and a term sheet with BGN for renewable fuel tolling at New Rise Reno and future facilities.

Business Combination Agreement with Southern Energy Renewables & DevvStream - In April 2026, XCF, Southern Energy Renewables, and DevvStream signed a definitive business combination agreement (subject to customary closing conditions). The combination of the three companies is expected to create a diversified commercial platform spanning current and next generation technologies for renewable fuel production as well as environmental asset monetization across aviation, petrochemical, marine and other sectors. XCF and DevvStream also highlighted an approach to bring transferable 45Z Clean Fuel Production Credits to market (subject to qualification, verification, and regulatory finalization), and XCF announced receipt of $10 million in plant conversion funding in support of the pending business combination.

Progress Toward Full Operations at New Rise Reno

New Rise Reno was commissioned in February 2025 and has produced SAF, renewable diesel, and renewable naphtha. Since the start of commercial operations, the facility has produced more than 2.5 million gallons of renewable fuels, and deliveries began in March 2025. New Rise Reno is in the final stages of its planned upgrade, intended to strengthen long-term operability and repeatability. Current workstreams are focused on improving operating stability and equipment readiness, reinforcing quality systems required for certified fuel, and strengthening start-up and operating procedures.

To strengthen execution through the conversion and start-up preparation process, XCF has engaged an on-site engineering and operational readiness team from Alvarez & Marsal to provide added oversight. This team is supporting procedure reviews and field verification, start-up sequencing and checklists, and controls-focused reviews intended to support staged ramp-up to sustained operations. XCF is targeting a return to operations in June, subject to completion of upgrade activities and standard start-up procedures. XCF expects a staged start-up that includes final mechanical completion checks, pre-startup reviews, systems validation, and a controlled ramp-up, with continued emphasis on safety, product quality, and operating discipline.

XCF Outlook

With this return to operations, XCF is targeting the following financial and operational results for the full year ending December 31, 2027: gross product sales[3] of $775 - 825 million, net revenue of $110 - 120 million, EBITDA3 of $65 - $70 million, and renewable fuel production of 40 to 43 million gallons.[4] Additionally, XCF continues to advance its planned second facility in Reno, Nevada on approximately 10 acres adjacent to its existing flagship New Rise Reno facility, which is intended to support a doubling of production capacity by 2029. XCF believes the facility’s multi-product capability supports operating flexibility as it works toward sustained, commercial-scale renewable fuel production.

New Rise Reno also has a permitted nameplate production capacity of 38 million gallons per year of synthetic blend component (“SBC”), which can be blended with conventional Jet A to produce blended SAF. Based on typical industry blend ratios (often 70/30 or 80/20), XCF believes this SBC capacity could support production of more than 100 million gallons per year of blended SAF, depending on blending ratios, customer specifications, and applicable market and regulatory requirements.

About XCF Global, Inc.

XCF Global, Inc. (“XCF”) is an emerging sustainable aviation fuel company dedicated to accelerating the aviation industry’s transition to net-zero emissions. Our flagship facility, New Rise Renewables Reno, has a permitted nameplate production capacity of 38 million gallons per year, positioning XCF as an early mover among large-scale SAF producers in North America. XCF is working to advance a pipeline of potential expansion opportunities in Nevada, North Carolina, and Florida, and to build partnerships across the energy and transportation sectors to scale SAF globally. XCF is listed on the Nasdaq Capital Market and trades under the ticker, SAFX.

To learn more, visit www.xcf.global

Contacts

XCF Global: Corporate Comms

media@xcf.global

Non-GAAP Measures Definitions & Reconciliations

This earnings release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures as defined by SEC Regulation G and indicated by a footnote in the text of this release. Definitions for the non-GAAP measures are provided below. Management believes these non-GAAP measures are a useful supplemental measure of operating performance because they eliminate the effects of financing and capital structure, tax jurisdictions, and non-cash depreciation and amortization expenses. However, these non-GAAP measures are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to revenue or net income (loss) or any other measure of performance derived in accordance with U.S. GAAP.

Because not all companies use identical definitions or calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies. In reliance upon Item 10(e)(1)(i)(B) of Regulation S-K, reconciliations of forward-looking GAAP and non-GAAP measures are not provided because of the unreasonable effort associated with providing such reconciliations due to the variability in the occurrence and the amounts of certain components of GAAP and non-GAAP measures. For the same reasons, we are unable to address the significance of the unavailable information, which could be material to future results.

Gross product sales is a management estimate of the dollar value of the finished renewable fuel product sales in the end-customer markets. XCF believes that this is an important and relevant metric regarding the sales value of the company’s products when comparing XCF to other companies. Management defines this as the number of gallons of renewable fuel sold by the Company during a period multiplied by the average observed or derived price in the end-customer market for each product during a period, including government incentives, feedstock, processing and logistics.

EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization.

Additional Information and Where to Find It

In connection with the proposed transaction, among the Company, DevvStream, and Southern, the Company will prepare and file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that will contain preliminary proxy statements of the Company and Devvstream that also constitutes a prospectus (the “Proxy Statements/Prospectus”). A proxy statement is expected to be mailed to stockholders of the Company and Devvstream as of the record date to be established for voting on the proposed business combination transaction and other matters as described in the Proxy Statements/Prospectus. The Company, DevvStream, and Southern may also file other documents with the SEC and Canadian securities regulatory authorities regarding the proposed transaction. This communication is not a substitute for any proxy statement, registration statement or prospectus, or any other document that the Company, DevvStream, and Southern (as applicable) may file with the SEC or Canadian securities regulatory authorities in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY OR DEVVSTREAM ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENTS/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY THE COMPANY WITH THE SEC OR CANADIAN SECURITIES REGULATORY AUTHORITIES, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION, WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The Company’s investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when they become available), as well as other filings containing important information about the Company, DevvStream, Southern, and other parties to the proposed transaction, without charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by (i) the Company will be available free of charge under the tab “Financials” on the “Investor Relations” page of the Company’s website page of the Company’s website at https://xcf.global/investor-relations/financials/sec-filings/ or by contacting the Company’s Investor Relations Department at media@xcf.global and (ii) DevvStream will be available free of charge under the tab “Financials” on the “Investor Relations” page of DevvStream’s website at www.devvstream.com/investors/or by contacting DevvStream’s Investor Relations Department at ir@devvstream.com.

Participants in the Solicitation

The Company, DevvStream, Southern, EEME and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the directors and executive officers of (i) the Company is contained in the Company’s Current Report on Form 8-K/A, filed with the SEC on October 31, 2025, its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, and in other documents subsequently filed with the SEC and (ii) Devvstream is contained in DevvStream’s proxy statement for its 2025 annual meeting of stockholders, filed with the SEC on November 18, 2025. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that involve substantial risks and uncertainties, including statements regarding the proposed transactions contemplated by the business combination agreement, the anticipated structure, timing and conditions of the proposed transaction, the anticipated completion of the plant conversion, the achievement of specified financial and operational milestones (including annualized blended fuel product revenues in excess of $1.0 billion and minimum annualized EBITDA of $100 million), the anticipated issuance of state-supported bonds by Southern, the valuation the parties are aiming to achieve. All statements, other than statements of historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “aim,” “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern the Company’s, DevvStream’s, or Southern’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, expectations, and assumptions that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Forward-looking statements are based on current expectations, estimates, assumptions and projections and involve known and unknown risks and uncertainties that may cause actual results, developments or outcomes to differ materially from those expressed or implied by such statements. Important factors that could cause actual results, developments or outcomes to differ materially include, among others: (1) changes in domestic and foreign business, market, financial, political, regulatory and legal conditions; (2) the risk that the plant conversion is delayed, not completed on the anticipated timeline, or requires additional capital beyond current expectations; (3) the risk that the Company is unable to achieve the specified annualized revenue and EBITDA thresholds, which depend in significant part on the Company’s business performance, operating results, market demand, execution capabilities, and other factors; (4) the risk that Southern does not receive authorization to issue up to $400 million of bonds, that such bonds are delayed, issued on less favorable terms, or not issued at all; (5) the risk that the Company is unable to obtain or maintain compliance with applicable Nasdaq continued listing standards, including regaining compliance with $1.00 minimum bid price requirement, which could result in delisting if compliance is not regained within applicable cure periods; (6) the inability to satisfy or waive the closing conditions contemplated by the business combination agreement; (7) the occurrence of events, changes or other circumstances that could give rise to the termination of the business combination agreement, or that could result in disputes or litigation relating to the interpretation, enforceability or performance of the business combination agreement; (8) the outcome of any legal proceedings that may be instituted against the Company, DevvStream, Southern, EEME or their respective affiliates, which could be costly, time-consuming, divert management attention and adversely affect liquidity or financial condition; (9) uncertainty with respect to the scope, timing or completion of due diligence by any party and each party’s satisfaction therewith; (10) uncertainty regarding valuations, capital structure, financing arrangements, equity ownership, or the allocation of economic interests contemplated by the business combination agreement, including the risk that, in the event the proposed transaction closes, the parties may never achieve their aim of creating a $3.0 billion combined enterprise (as of the date hereof this statement only represents an objective that the parties intend to achieve on a future date and such objective has not in the past and may never in the future be achieved); (11) changes to the structure, timing or terms of any proposed transaction that may be required or deemed appropriate as a result of applicable laws, regulations, accounting considerations, stock exchange requirements or regulatory guidance; (12) the risk that required regulatory, governmental, stock exchange or shareholder approvals are not obtained, are delayed or are subject to conditions that could adversely affect the parties or the expected benefits of any contemplated transaction; (13) the risk that the announcement of the business combination agreement or the pursuit of the contemplated transactions disrupts current plans, operations or relationships of the Company , Devvstream or Southern; (14) the risk that anticipated benefits of any contemplated transaction are not realized due to competition, execution challenges, market conditions, or the inability to grow and manage operations profitably; (15) costs, expenses and management distraction associated with the potential litigation and any contemplated transactions; (16) changes in applicable laws, regulations or enforcement priorities, including extensive regulation and compliance obligations applicable to the parties’ businesses; and (17) other economic, business, competitive, operational or financial factors beyond management’s control, including those set forth in (i) the Company’s filings with the SEC, including the final proxy statement/prospectus relating to the Business Combination filed with the SEC on February 6, 2025, this Press Release and other filings the Company made or will make with the SEC in the future and (ii) DevvStream’s Form 10-K for the fiscal year ended July 31, 2025, filed with the SEC on November 6, 2025, and subsequent reports filed with SEC and Canadian securities regulatory authorities available on DevvStream’s profile at www.sedarplus.ca.

Although the business combination agreement is binding on the parties, it does not obligate the parties to consummate the proposed transaction. The consummation of the proposed transaction remains subject to the satisfaction or waiver of applicable closing conditions, and the business combination agreement may be terminated in accordance with its terms. There can be no assurance that the proposed transaction will be consummated on the terms described herein or at all. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of future performance or outcomes.

Any forward-looking statements speak only as of the date of this communication. Neither the Company, DevvStream, Southern or EEME undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this communication nor the continued availability of this communication K in archive form on DevvStream’s website at www.devvstream.com/investors/ or the Company’s website at www.xcf.global/investor-relations should be deemed to constitute an update or re-affirmation of these statements as of any future date.

[1] Non-GAAP financial measure. See “Non-GAAP Measures Definitions & Reconciliations” below for additional information.

[2] These targets are not projections and are forward-looking statements and are subject to the risks, uncertainties, and assumptions described under “Forward-Looking Statements” below.

[3] Non-GAAP financial measure. See “Non-GAAP Measures Definitions & Reconciliations” below for additional information.

[4] These targets are not projections and are forward-looking statements and are subject to the risks, uncertainties, and assumptions described under “Forward-Looking Statements” below.